Exhibit (p)(11) Code of Ethics of Affinity Investment Advisors, LLC

AFFINITY INVESTMENT ADVISORS, LLC

REVISED CODE OF ETHICS

Effective February 1, 2005

1.0	Introduction

This Code of Ethics (the “Code”) establishes rules of conduct for persons who are officers, directors and employees of Affinity Investment Advisors, LLC (“Affinity “). This Code supercedes the provisions of Section 13 (except Exhibit 9) and Appendix A of the Compliance and Supervisory Procedures Manual. The Code of Ethics governs officers’, directors’ and employees’ personal investments and conduct.

This Code of Ethics is being adopted to effectuate the purposes and objectives of Rules 204A-1 and 204-2 under the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940 (the “Company Act”). Rule 204A-1 requires an adviser to have a code of ethics that sets forth standards of conduct and requires compliance with federal securities laws by all of the adviser’s officers, directors and employees, requires pre-clearance of access persons’ personal securities transactions including transactions in any affiliated mutual funds, and requires reporting of access persons’ personal securities transactions. Rule 204-2 imposes record keeping requirements with respect to personal securities transactions of certain persons employed by investment advisers.

Rule 17j-1 requires an adviser to an investment company to adopt a written code of ethics containing provisions reasonably necessary to prevent Access Persons from violating the above standard and to prevent violations of its code of ethics. This Code contains provisions reasonably necessary to prevent Access Persons from engaging in acts in violation of the above standard and to assure that Affinity’s clients’ interests are considered first. This Code also establishes procedures reasonably necessary to prevent violations of this Code.

The purpose of this Code of Ethics is to (i) remind officers, directors and employees that Affinity’s responsibility to its clients is to provide effective and proper professional investment management advice based upon unbiased independent judgment; (ii) set standards for employee conduct in those situations where conflicts of interest are most likely to arise; (iii) assure that officers, directors and employees understand their responsibilities under the federal securities laws; (iv) protect Affinity from reputational damage; and (v) develop procedures that allow Affinity to monitor officers, directors and employees’ activity for compliance with Affinity’s Code of Ethics.

It is the desire of Affinity that the Code of Ethics be conscientiously followed and effectively enforced. The prime responsibility for following it rests with each officer,

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director and employee. While Affinity will oversee compliance with the Code of Ethics, a conscientious and professional attitude on the part of each officer, director and employee will ensure that Affinity fulfills the highest ethical standards.

Violations of the Code may cause Affinity loss of business, legal liability, fines and other punishments. Violations of the Code may result in demotion, suspension, firing, fines and other punishments for individuals.

2.0	Applicability of Code

The Code applies all of the firm’s officers, directors and employees (hereinafter referred to as “Supervised Persons”). The personal trading policy applies to those persons who are defined as Access Persons in Section 3.

3.0	Personal Trading Policy

It is Affinity’s policy to permit its officers, directors and employees and their families and accounts they control other than client accounts to own, for investment purposes, securities identical to those recommended to Affinity clients. While recognizing this right to invest in securities, officers, employees and directors must be cognizant that they are bound, both ethically and legally, to avoid actions that might represent a conflict of interest with Affinity’s clients.

3.1	Definitions

3.1.1	Access Persons

Includes Supervised Persons who have access to nonpublic information regarding any of Affinity clients’ purchase or sale of securities.

3.1.2	Access Person Accounts

Includes all accounts in the name of the employee, his/her spouse, minor children, immediate family members sharing the same household as the employee, or any trust or estate of which the employee is a beneficiary Investment partnerships and similar indirect means of ownership are also included.

As an exception, accounts in which one or more Access Persons and/or their immediate family have a substantial interest which are maintained with persons who have no affiliation with Affinity and with respect to which no Access Person has, in the judgment of the Chief Compliance Officer (“CCO”) and approved in writing by the CCO, any direct or indirect influence or control over the investment or portfolio execution process are not Access Person Accounts.

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3.1.3	Client

Any individual or entity to which Affinity provides investment advisory services.

3.1.4	Covered Security

Any financial instrument treated as a security for investment purposes and any related instrument such as options, futures, warrants, convertible securities, forward or swap contracts entered into with respect to one or more securities, a basket of or an index of securities or components of securities. However, the term Covered Security does not include direct obligations issued by the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, or shares of registered open-end investment companies except registered open-end investment companies advised or sub-advised by Affinity.

3.2.	Restrictions on Personal Investing Activities

3.2.1	Private Placements/Initial Public Offering

Access Person Accounts may not acquire any securities issued as part of an Initial Public Offering or a Limited Offering without first obtaining approval from the CCO. Any such approval shall take into account, among other factors, whether the investment opportunity should be reserved for the Company and whether the opportunity is being offered to such Access Person due to his or her position with Affinity. Any Access Person who has been authorized to acquire securities in a Limited Offering for one of his/her Access Person Accounts must disclose his or her interest if he or she is involved in Affinity’s consideration of an investment in such issuer. Any decision to acquire such issuer’s securities on behalf of Affinity or its Clients shall be subject to review by Access Persons with no interest in the issuer.

3.2.2	Other Covered Securities Transactions

In order to avoid any potential conflict of interest between Affinity and its clients, securities transactions for Access Person Accounts in the same security as that purchased/sold for Client accounts should be entered only after completion of all reasonably anticipated trading in that security for client accounts on any given day. It will be the responsibility of the Portfolio Manager(s) to determine for purposes of the application of the restrictions of this sub-paragraph those Covered Securities which are being “considered” in accordance with guidelines developed by the Portfolio Management. As a result of such determination, a Restricted Stock List, based on current and upcoming recommendations of securities for purchase

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or sale will be distributed to each Access Person. It is the responsibility of each Access Person to review the list prior to placing any order for any of his/her Access Person Accounts.

3.2.3	Pre-Clearance Requirement

No Access Person may purchase or sell any Covered Security without first obtaining prior written approval to effect the transaction from the CCO. The CCO cannot purchase or sell any Covered Security without first obtaining prior written approval to effect the transaction from the Chief Investment Officer. Pre-clearance approval will expire at the close of business on the trading day after the date on which authorization is received, and the Access Person is required to renew clearance for the transaction if the trade is not completed before the authority expires. A suggested Pre-clearance Request Form is attached as Exhibit A to this Code.

3.2.4	Exceptions to the Pre-clearance Requirement

Securities not included in the definition of Covered Security above are not subject to the pre-clearance requirement. Because certain types of Covered Securities do not present the opportunity for the type of improper trading activities this Code is designed to prevent, the following transactions in Covered Securities are excepted from the pre-clearance requirement:

1.	Exchange Traded Funds based on broad-based securities indices;

2.	Purchases or sales of Covered Securities in which the Access Person exercises no direct or indirect influence or control;

3.	Transactions resulting from automatic dividend reinvestment plans or other automatic investment plans;

4.	Securities acquired through corporate distributions applicable to all holders of the same class of security (e.g. stock dividends);

5.	Options on currencies or broad-based indices; and

6.	Purchases affected upon exercise of rights issued pro rata to all holders of a class of its securities, to the extent such rights are acquired from such issuer.

3.2.5	Black-Out Periods

No Access Person may purchase a security if he/she knows that a Client account is selling that security or a related security, or has sold such a security within the past five (5) business days. No Access Person may sell a

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security if he/she knows that a Client account is purchasing that security or a related security, or has purchased such a security within the past five (5) business days.

Access Persons are prohibited from selling from any of their Access Person Accounts, directly or indirectly, the shares of any open-end fund managed or sub-advised by Affinity unless the Access Person has owned the shares being sold for at least sixty (60) days prior to sale.

3.2.6	Ban on Short-Term Trading (60-Day rule)

Access Person Accounts are prohibited from profiting in the purchase and sale, or sale and purchase, of any interest in the same (or equivalent) Covered Securities within any period of 60 consecutive calendar days unless such transaction is approved prospectively in writing by the CCO or unless such transaction is necessitated by an unexpected special circumstance involving the Access Person. The CCO shall consider the totality of the circumstances, including whether the trade would involve a breach of any fiduciary duty. Based on his consideration of these issues, the CCO shall have the sole authority to grant or withhold permission to execute the trade.

3.2.7	Exceptions to Ban on Short-Term Trading

The following transactions are specifically excepted from the ban on short term trading:

a.	Exchange Traded Funds based on broad-based securities indices;

b.	Purchases or sales of Covered Securities in which the Access Person exercises no direct or indirect influence or control; and

c.	Options on currencies or broad-based indices.

3.2.8	Combining Access Person Account Orders with Client Orders

Orders for Access Person Accounts may not be combined with orders for Clients’ accounts in a block trade.

3.3.	Reports and Compliance Procedures

3.3.1.	Quarterly Transaction Report

Every Access Person must submit a quarterly report containing the information set forth in paragraph (2) below with respect to transactions in any Covered Security, including any open-end mutual fund advised or sub-advised by Affinity, in any of his/her Access Person Accounts has acquired or by reason of such transactions will acquire any direct or indirect ownership; provided, however, that:

1.	An Access Person need not make a report with respect to any transaction effected for any account over which such person does not have any direct or indirect influence or control.

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2.	An Access Person must submit this report to the CCO no later than 30 calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected. A report must contain the following information: (Exhibit B)

a.	The date of the transaction, the title and number of shares or the principal amount of fixed income securities;

b.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c.	The price at which the transaction was effected; and

d.	The name of the broker, dealer or bank with or through whom the transaction was effected.

3.	Any report submitted to comply with the requirements of this Section may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect benefit ownership in the security to which the report relates.

3.3.2	Negative Quarterly Transaction Reports

Access Persons are required to complete a Quarterly Transaction Report even if they do not have any transactions to report for their Access Person Accounts.

3.3.3	Initial Holdings Report

Within 10 days of initial association or employment with Affinity, each Access Person shall disclose all current personal securities holdings, including any investments in mutual funds advised or sub-advised by Affinity, in any of his Access Person Accounts, a list of brokers holding such Access Person Accounts and the additional information required by Exhibit C. Such Access Person shall also authorize any brokers that hold any of such Access Person’s Accounts to submit duplicate statements and confirmations to Affinity’s CCO.

3.3.4	Annual Holdings Report

Within 45 days of the end of each calendar year, each Access Person must disclose all current personal securities holdings, including any investments in

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mutual funds advised or sub-advised by Affinity, in any of his Access Person Accounts, and the additional information required by Exhibit C.

3.3.4	Initial Certification

Within 10 days of association or employment with Affinity and within ten days of adoption of this Code of Ethics, each Access Person must certify that he has received, read and understands the Code and recognizes that he is subject to such Code. (Exhibit D)

3.3.5	Annual Certification

Annually each Access Person must certify that he has read and understands the Code and recognizes that he is subject to such Code. In addition, annually each Access Person must certify that he has disclosed or reported all personal securities transactions required to be disclosed or reported under the Code. (Exhibit E)

3.3.6	Duplicate copies of Brokerage Statements

All Access Persons having Access Person Accounts with any broker/dealer must ensure that the account is established so that duplicate copies of trade confirmations and monthly account statements are submitted directly to the CCO by the broker/dealer.

3.4	Review of reports and pre-clearance forms.

The CCO shall be responsible for reviewing all preclearance forms, confirmations of transactions for all Access Person Accounts, Initial Holdings Reports, Annual Holdings Reports, Certification of Compliance forms, Personal Securities Transaction Quarterly Reports and any other documents deemed necessary to assure compliance with this Code of Ethics. The CCO shall compare the trading reported by the Access Person Accounts with transactions in Affinity Client accounts to see if the transactions by Access Person Accounts harmed or could harm Affinity Client accounts. The CCO shall review these documents on a prompt basis.

3.4.1	Quarterly Reviews

The CCO is responsible for review and monitoring personal securities transactions of Access Persons of the firm in accordance with the following procedures:

1.	The CCO is responsible for reviewing the list of Access Persons against the quarterly securities reports each quarter to assure reporting compliance by all Access Persons.

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2.	The CCO will review all personal securities trades of Access Persons at least quarterly utilizing account statements provided by financial institutions holding the accounts for trading abuses and will compare them to pre-clearance forms to determine if all transactions were in compliance with pre-clearance terms unless specifically exempt from pre-clearance pursuant to Section 3.2.4.

3.	The CCO shall prepare a written report each quarter to Affinity’s Chief Investment Officer that describes any issues that arose during the previous quarter under this policy.

3.4.2	Annual Reviews

1.	The CCO is responsible for reviewing a list of all Access Persons against Initial and Annual Securities Holdings Reports to assure compliance with the reporting requirements.

2.	In addition the securities holdings reports should be compared to a sample of quarterly securities transaction reports and/or statements from financial institutions holding the accounts to assure the Access Person is reporting personal securities transactions as required.

3.4.3	Ongoing Reviews

The CCO is responsible for the following additional procedures relating to personal securities transactions of Access Persons:

1.	Create and maintain a listing of all Access Persons; and

2.	Promptly report any apparent violations of the Code to the Chief Investment Officer in writing.

4.0	Standard of Business Conduct

Affinity’s Supervised Persons are in a position of trust with respect to Affinity’s clients. This position requires Affinity’s Supervised Persons to act at all times with the utmost integrity. Affinity’s Supervised Persons should perform their duties with complete propriety and should not take advantage of their position. These persons should use reasonable care and exercise independent professional judgment. Every Supervised Persons is expected to demonstrate the highest standards of moral and ethical conduct for continued employment with Affinity. In any act in which a Supervised Person engages, the Supervised Person should consider the reputation of the firm, whether his conduct is not only legal, but also ethical, whether he is acting in the best interests of Affinity’s clients, and whether his act or omission to act is consistent with Affinity’s ideals of integrity, openness, honesty and trust. The

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Supervised Person shall not engage in any professional conduct involving fraud, dishonesty, deceit or misrepresentation of a material fact.

Supervised Persons should keep in mind the following fundamental fiduciary principles that govern their activities:

1.	The interests of the clients must come first. Affinity Supervised Persons must scrupulously avoid serving their own interests ahead of those of any client when making any decision relating to personal investments;

2.	Supervised Persons must not take inappropriate advantage of their positions;

3.	Information concerning clients investments must be kept confidential; and

4.	Supervised Persons shall deal fairly and objectively with all clients and prospects when disseminating investment recommendations, disseminating material changes in prior investment recommendations, and taking investment action.

4.1	Conflicts of Interest

The Code is intended to (a) minimize conflicts of interest and even the appearance of conflicts of interest, between Affinity’s Supervised Persons and Affinity’s clients in the securities markets and (b) assure that personal securities transactions of Affinity’s Supervised Persons are made in compliance with applicable securities laws.

Affinity’s general policy is to avoid conflicts of interest wherever possible and, where they unavoidably occur, to resolve them in favor of clients. When a potential conflict of interest arises, Affinity and its Supervised Persons must recognize that the client has a prior right to the benefits of Affinity’s judgment over the Supervised Person or any members of the Supervised Person’s family whom he or she may advise. Inevitably, this policy places some restriction on freedom of investment for Supervised Persons and their families.

Affinity’s procedures for dealing with specific conflicts of interest are found in Section 3 of this Code covering Personal Securities Transactions and in separate policies and procedures covering areas such as trading, brokerage practices, soft dollars, aggregation and allocation of trades and allocation of limited investment opportunities.

Conflicts of interest might arise in several ways. An example would be the purchase or sale of a security in an Access Person’s account in a manner that would compete with Affinity’s clients in their own purchase or sale of securities.

4.2	Compliance with applicable federal securities laws.

Affinity Supervised Persons are not permitted:

1.	To employ any device, scheme or artifice to defraud any client or prospective clients;

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2.	To make any untrue statement of a material fact or omit to state to a client or prospective client a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

3.	To engage in any transaction, practice or course of business which operates or would operate as a fraud or deceit upon any client or prospective client; or

4.	To engage in any act, practice, or course of business which is fraudulent, deceptive or manipulative.

In addition, Affinity Supervised Persons shall comply with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, the Advisers Act, the Investment Company Act, Gramm-Leach-Bliley Act of 2002, and the rules thereunder. In summary, these laws and rules:

•	require registration of publicly traded securities,

•	place restrictions on the manner privately offered securities are offered and sold,

•	require registration of an investment company unless an exemption is available

•	mandate full disclosure of all material facts when offering or selling a security, advising a client or managing an investment company,

•	prohibit fraud in connection with the offer and sale of securities,

•	prohibit fraud on the securities markets,

•	require registration of investment companies and investment advisers unless an exemption is available, and

•	set forth requirements to protect the privacy of client personal information.

Because these laws contain numerous definitions and interpretations, it is extremely important that Affinity Supervised Persons become knowledgeable of any provision that may affect their actions or omissions to act by asking questions of Affinity’s Chief Compliance Officer or outside counsel and follow the rules set forth in this Code of Ethics with respect to the offer and sale of Affinity’s services and the management of any client account.

Affinity Supervised Persons shall not knowingly assist another person to violate the federal securities laws.

4.3.	Delivery of Code of Ethics to Each Supervised Person

Affinity shall deliver a copy of this Code of Ethics and each amendment or amended version to each Supervised Person.

5.0	Safeguarding Data

Supervised Persons must safeguard material, non-public information about Affinity Client transactions and adhere to Affinity’s Privacy Policy. This includes, but is not limited to adherence to physical and technical security of data.

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5.1	Supervised Persons may not share access codes or passwords with other Supervised Persons, contractors, or agency employees.

5.2	Supervised Persons must remove Client account statements from general office access at the end of each day.

5.3	Supervised Persons are prohibited from electronically or otherwise transmitting client transactions to unauthorized entities. Authorized entities include, but are not limited to:

1.	Brokers or Dealers with a business need.

2.	Vendors with a contractual need and who have executed a non-disclosure agreement with Affinity.

6.0	Gifts

Access Persons may not accept gifts, other than de minimis gifts (gifts valued under $250), from persons doing business with or on behalf of Affinity without prior written approval of the CCO. Each Access Person shall report all gifts received on Affinity’s Gifts Reporting Form (Exhibit F). Such reports are due thirty days following the end of each calendar quarter.

7.0.	Board Membership

Access Persons shall not serve on the board of publicly traded companies, or in a similar capacity, without the prior approval of the CCO. If such a request is approved, procedures shall be developed to avoid potential conflicts of interest.

8.0	Disclosure of Code of Ethics on Part II of Form ADV

Affinity will summarize the key provisions of its Code of Ethics in response to Item 9E on Part II of its Form ADV no later than February 1, 2005. The disclosure will state that Affinity will provide a copy of its Code of Ethics to any client or prospective client upon request. The CCO will make a record of all requests and the date and to whom the Code was delivered.

9.0.	Reports of Violations of Code of Ethics

Any Supervised Person who becomes aware of any apparent violation of the Code of Ethics shall promptly report such apparent violation to the CCO or the Chief Investment Officer of Affinity who will notify the CCO.

10.0	Sanctions

The sanctions for violation of the Code of Ethics may include any or all of the following: (1) a letter of censure, (2) a fine, (3) temporary or permanent suspension of trading for any

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Access Person Accounts, (4) temporary suspension of employment, (5) termination of employment, (6) disgorgement of any ill-gotten profits or avoidance of losses, and/or (7) any other sanction deemed appropriate by the Chief Compliance Officer and the Chief Investment Officer of Affinity.

11.0	Compliance Oversight of Code of Ethics

The CCO’s responsibilities include the following:

1.	Create and maintain a list of all Supervised Persons and Access Persons.

2.	Monitor personal securities transactions and reporting in accordance with the procedures in Section 3;

3.	Monitor compliance with the Standards of Business Conduct in accordance with the procedures in Section 4;

4.	Require Supervised Persons to read this Code of Ethics and obtain required acknowledgments in accordance with the procedures in Section 3;

5.	Monitor gift reports in accordance with Section 6;

6.	Monitor requests for a copy of the firm’s Code of Ethics and subsequent delivery in accordance with Section 8;

7.	Monitor ADV disclosure regarding the firm’s Code of Ethics for accuracy;

8.	Report all Code violations or apparent violations to Affinity’s Chief Investment Officer in writing promptly upon discovery;

9.	Review the Code for adequacy and effectiveness at least annually and report the results to Affinity’s Chief Investment Officer; and

10.	Maintain required books and records in accordance with the provisions of Section 12.0.

12.0	Required Records

The CCO will ensure that the following books and records are maintained in, as appropriate, electronic or hard copy form for at least five years, two years in an easily accessible place:

1.	A copy of each Code that has been in effect at any time during the past five years;

2.	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

3.	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a Supervised Person; (These records must be kept for five years after the individual ceases to be a Supervised Person of Affinity.)

4.	Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports; and

5.	A list of the names of persons who are currently, or within the past five years were Access Persons of Affinity.

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EXHIBIT A

PRECLEARANCE FORM

Pre-Clearance Request Form

TO:	Affinity Investment Advisors, LLC (“Affinity”)

Chief Compliance Officer (“CCO”)

Pursuant to Affinity’s Code of Ethics, I request clearance for the following proposed transactions:

Type and Amount of Security	Purchase or Sale

I understand that:

1.	I am required to obtain the prior written approval the CCO before, directly or indirectly, acquiring or disposing of a Covered Security in my Access Person Account(s) unless such transaction is exempt pursuant to Section 3.2.4 of the Code.

2.	The CCO or Chief Investment Officer may reject any trade request in her/his sole discretion, and no reason need be given for such rejection.

3.	This approval may be rescinded prior to my effecting the above transaction if material nonpublic information regarding the security arises and, in the reasonable judgment of Affinity, the completion of my trade would be inadvisable.

4.	Approval of any proposed transaction should not be construed as a guarantee that I would not later be found to have been in possession of material nonpublic information.

5.	The ultimate responsibility for compliance with the insider trading provisions of the Federal Securities Laws rests with me.

Access Person Print or Type Name

Signature	Time Date

Approval:

Compliance Review Print or Type Name

Signature	Time Date

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EXHIBIT B

PERSONAL SECURITIES TRADING REPORTING FORM

AFFINITY INVESTMENT ADVISORS, LLC

Quarter for which transactions are reported: _________ to _________ (the “Quarter”).

I understand that capitalized terms used herein have the same meaning as in the Code.

I have made the following security transactions in my Access Person Accounts during the Quarter:

Security And class (the “Security”)	Date of Transaction	No. of Shares	Dollar Amount of Transaction	Nature of Transaction (Purchase, sale)	Price Per Share	Broker or Bank Through Whom Effected

This report reflects all personal securities transactions other than U.S. government obligations or open-end mutual funds for all of the following accounts for the above-referenced quarter: advisory, brokerage, trust or other accounts or forms of direct beneficial ownership in which I and/or one or more members of my immediate family have a substantial proportionate economic interest. Immediate family includes my spouse and minor children living with me. A substantial proportionate economic interest will generally be 10% of the principal amount. Investment partnerships and similar indirect means of ownership are also included.

Except as noted on the reverse side of this report, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve Affinity Investment Advisors, LLC’s (“Affinity “) clients, such as the existence of any economic relationship between my transactions and securities held or to be acquired by Affinity’s clients.

Date:	Signature:

Print Name:

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EXHIBIT C

INITIAL AND ANNUAL HOLDINGS REPORT

To the Chief Compliance Officer of Affinity Investment Advisors, LLC (“Affinity”):

1.	I have read and understand the Code of Ethics dated February 1, 2005 for Affinity (the “Code”) and recognize that I am subject thereto as an officer, director or employee of Affinity. I understand that capitalized terms used herein have the same meaning as in the Code.

2.	I hereby certify that the following is a list of all securities, except securities issued by the United States Treasury or shares of an open-end mutual fund, any Access Person Account of mine own as of ____________________ (Date):

Name of Security	Number of Shares or Size of Interest

3.	I hereby certify that the following is a list of all the brokerage accounts of my Access Person Accounts:

Name of Brokerage Firm	Account Number	Branch Name

4.	Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve Affinity’s clients, such as any economic relationship between transactions in my Access Person Account(s) and securities held or to be acquired by Affinity’s clients.

Date:

Signature:

Print Name:

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EXHIBIT D

INITIAL CERTIFICATION

To the Chief Compliance Officer of Affinity Investment Advisors, LLC (“Affinity”):

1.	I have read and understand the Code of Ethics dated February 1, 2005 for Affinity and recognize that I am subject thereto as an employee of Affinity. I understand that capitalized terms used herein have the same meaning as in the Code.

2.	Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve Affinity’s clients, such as any economic relationship between my securities’ holdings and securities held or to be acquired by Affinity’s clients.

Date:

Signature:

Print Name:

January 2005	16

EXHIBIT E

ANNUAL CERTIFICATION

To the Chief Compliance Officer of Affinity Investment Advisors, LLC (“Affinity”):

1.	I have read and understand the Code of Ethics dated February 1, 2005 for Affinity and recognize that I am subject thereto as an employee of Affinity. I understand that capitalized terms used herein have the same meaning as in the Code.

2.	I hereby certify that, during the year ended December 31, 20__. I have complied with the requirements of the Code and I have reported all securities transactions each calendar quarter.

3.	Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve Affinity’s clients, such as any economic relationship between my transactions and securities held or to be acquired by Affinity’s clients.

Date:

Signature:

Print Name:

January 2005	17

EXHIBIT F

GIFT REPORTING FORM

TO:	Affinity Investment Advisors, LLC (“SCM”)

Chief Compliance Officer

Pursuant to Affinity’s Code of Ethics, I am reporting the following gifts received or given during the last quarter:

Description:

Value:

To /From:

Description:

Value:

To /From:

1.	I understand that I am required to obtain the prior written approval the CCO before, giving or receiving a gift valued in excess of $250.

2.	These are all gifts given or received by me during the quarter.

Print or Type Name

Date

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